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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

Contact:  Leslie M. Gasper (203) 259-7843

                     FIREARMS LEGEND, WILLIAM B. RUGER, DIES

                 FOUNDER OF LARGEST U.S. FIREARMS MANUFACTURER,
                          STURM, RUGER & COMPANY, INC.

Prescott, Arizona, July 8, 2002 - William Batterman Ruger, founder and Chairman Emeritus of Sturm, Ruger & Company, the largest firearms manufacturer in the United States, and widely recognized as one of "America's greatest gun designers," died peacefully at home on Saturday, July 6, 2002, at age 86, after a period of failing health.

      A legend in American industry, Ruger had a hand in the original design and time-honored styling of every firearm his company has produced, and continued to work on new creations up until his death. Ruger steered his business from "it can't be done" remarks to a New York Stock Exchange corporation (NYSE: RGR) which has produced more than 20,000,000 firearms for hunting, target shooting, collecting, self-defense, law enforcement and government agencies.

      Ruger teamed with Alexander McCormick Sturm and established Sturm, Ruger & Company in 1949. Subsequent to Sturm's death in 1951, under Ruger's leadership, the Company produced more types of sporting firearms than any other firearms firm in the world. His first firearm introduction in 1949, a stylish .22 caliber target pistol, was considered "the first gun" of many Americans, and is still one of the most popular target pistols in widespread use.

      With plants located in Newport, New Hampshire, and Prescott, Arizona, and corporate headquarters in Southport, Connecticut, Sturm, Ruger manufactures high-quality rifles, shotguns, pistols, and revolvers for a variety of sporting and law-enforcement purposes. Its precision investment castings are made for a wide variety of industries, including aero-space, automotive, general manufacturing and the golf market.

      "Ruger was a true firearms genius who mastered the disciplines of inventing, designing, engineering, manufacturing and marketing better than anyone since Samuel Colt," said R.L. Wilson, firearms historian and Ruger's biographer. "No one in the 20th century so clearly dominated the field, or was so skilled at articulating the unique appeal of quality firearms for legitimate uses."

      Born June 21, 1916 in Brooklyn, New York, Ruger first developed his passion for guns when he received his own rifle from his father at age 12. As a student at the University of North Carolina, Chapel Hill, he converted an empty room into a machine shop and, in 1938, came up with initial designs for what eventually became a light machine gun for the Army - executing the drawings on his in-laws' dining room table. Ordnance officials liked the gun, and launched Ruger into becoming a full-time gun designer. He helped invent and patent dozens of models of sporting firearms during the last 53 years, which were instant and enduring successes. His advertising stressed mechanical innovation and safety.


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      When not involved with his firearms operations, Ruger indulged his life-long passions, including antique firearms, 19th Century Western American art, and his nationally noted antique car collection of more than 30 vehicles, including Bentleys, Rolls-Royces, Bugattis, Stutzes, and a 1913 Mercer Raceabout, among others.

      Ruger also commissioned the design and construction of a classically styled sports tourer automobile in 1970 called the Ruger Special, based on the design of the 1929 Bentley 4-1/2 liter. He also designed and commissioned a 92-foot yacht, the Titania.

      His philanthropy was especially evident through charities in communities where his factories were located, as well as the Buffalo Bill Historical Center in Cody, Wyoming, where he served as a member of the Board of Trustees for over 15 years.

      Ruger is survived by his son William B. Ruger, Jr., who is the current Chairman of the Company; daughter Carolyn R. Vogel; six grandchildren; and ten great-grandchildren. He was predeceased by his wife, the late Mary Thompson Ruger; and a son, the late James Thompson ("Tom") Ruger. His inspirational leadership and guidance will be sincerely missed by all who were privileged to work for him.

      Visiting hours will be from 2 p.m. to 4 p.m. and from 7 p.m. to 9 p.m., Friday, July 12th at the Newton-Bartlett Funeral Home, 42 Main Street, Newport, New Hampshire. Funeral services will be held at 11 a.m., Saturday, July 13th, on the grounds of the Central Station of Blue Mountain Forest Association, Central Station Road, Croydon, New Hampshire. There will be a reception at the same location, immediately following the service.

      In lieu of flowers, contributions should be sent to the Dartmouth Medical School, 1 Rope Ferry Road, Hanover, New Hampshire 03755; or the Yavapai Regional Medical Center, 1003 Willow Creek Road, Prescott, Arizona 86301.


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